Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RAND CAPITAL CORPORATION

_____________________________________________

Under Section 805 of the

Business Corporation Law

Rand Capital Corporation, a corporation organized and existing under and by virtue of the Business Corporation Law of the State of New York,

DOES HEREBY CERTIFY:

1. The current name of the corporation is Rand Capital Corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on February 24, 1969.

3. The purpose of this amendment to Paragraph 4.(a). of the Certificate of Incorporation, relating to the amount of authorized capital stock of the Corporation, is so that every nine (9) shares of the Corporation’s common stock, par value $0.10 per share (the “Old Common Stock”), issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective on the twenty first of May, two thousand and twenty, pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), will be automatically reclassified as and converted into one (1) share of the Corporation’s common stock, par value $0.10 per share. As of the Effective Time, there are 23,304,424 shares of Corporation’s common stock, par value $0.10 per share, issued and outstanding, which will be reclassified into 2,589,380 shares of Corporation’s common stock, par value $0.10 per share, subject to elimination of fractional shares. As of the Effective Time, there are 541,046 shares of Corporation’s common stock, par value $0.10 per share, held as treasury shares, which will be reclassified into 60,116 shares of Corporation’s common stock, par value $0.10 per share, to be held as treasury shares, subject to elimination of fractional shares.

4. Prior to the Effective Time, there were 76,154,530 unissued shares of the Corporation’s common stock, par value $0.10 per share, and after the Effective Time there will be 97,350,504 unissued shares of the Corporation’s common stock, par value $0.10 per share. The unissued shares of the Corporation’s common stock are not being reclassified or converted. As a result, the number of unissued shares of common stock will increase by 21,195,974, subject to elimination of fractional shares.

5. Upon the Effective Time, every nine (9) shares of Old Common Stock, issued and outstanding, or held as treasury shares, immediately prior to the Effective Time will automatically be reclassified as and converted into, and thereafter represent, one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.10 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to holders of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, any holder of Old Common Stock who would otherwise be entitled to a fractional share in connection with the foregoing reclassification of shares of Old Common Stock shall receive a cash payment from the Corporation equal to the fraction of New Common Stock to which such holder would otherwise be entitled multiplied by the closing price of a share of the Corporation’s common stock, par value $0.10 per share, on the Nasdaq Stock Market on the last trading day preceding the Effective Time (as adjusted to give effect to the foregoing reclassification of shares of Old Common Stock).

6. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares as described above).

7. The reclassification will not affect the authorized capital stock of the Corporation. To effect the foregoing, Paragraph 4.(a). of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“4.(a). The aggregate number of shares which the corporation shall have the authority to issue is ONE HUNDRED MILLION FIVE HUNDRED THOUSAND (100,500,000) shares, of which FIVE HUNDRED THOUSAND (500,000) shares shall be Preferred Shares, par value $10.00 per share, and ONE HUNDRED MILLION (100,000,000) shares shall be Common Shares, par value $.10 per share.”

8. The certificate of amendment was authorized by the vote of the board of directors of the corporation followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has signed this certificate and affirmed it as true under penalties of perjury this 18th day of May, 2020.

RAND CAPITAL CORPORATION

By:	/s/ Allen F. Grum
Name:	Allen F. Grum
Title:	President and Chief Executive Officer